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Investors: Kathy Donovan	Media: Martha O'Gorman
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Liberty Tax Service Reports U.S. Tax Results Through April 17th

Virginia Beach, VA (April 30, 2015) - Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), parent company of Liberty Tax Service, announced today that for the 2015 tax season, from January 1 through April 17, the Company and its franchisees increased the number of returns prepared in its offices by .6%. For the fiscal year to date, the Company reported an increase in returns prepared of 1% compared to the prior year.

“The 2015 tax season was disappointing,” said John Hewitt, Chairman and CEO. “The complication and confusion around the Affordable Care Act (ACA) did not drive the shift to paid preparers or the level of price increase that we were expecting this year, and in fact might have actually reduced overall return counts for the industry. We made sizeable investments this year to prepare our organization for the ACA and the launch of our SiempreTax brand. We believe these investments will help us drive growth in the future, but will contribute to what we expect to be a lower level of profitability this year compared to the prior fiscal year.”

“We continue to believe the ACA will have more impact next year when numerous exemptions are removed and the levels of penalty increase. Based on the investments we made this year, we are confident we have laid the groundwork for ACA and Siempre-driven growth over the next several years,” said Hewitt.

The Company noted that the preparation of fewer returns and smaller pricing increases than expected would likely have an adverse effect on the various types of revenue it receives from franchisees during this fiscal year, while some expenses tied to the projected revenue were incurred as planned.

Preliminary Tax Season 2015 Results

U.S. Tax Returns	Tax Season 2015 Through 04/17/15	Tax Season 2014 Through 04/17/14	Percent Change
Offices	1,830,000	1,818,000	0.6%
Online	145,000	173,000	-16.2%

Total U.S. Returns	1,975,000	1,991,000	-0.8%

Preliminary Fiscal Year-To-Date 2015 Results

U.S. Tax Returns	Fiscal 2015 Through 04/17/15	Fiscal 2014 Through 04/17/14	Percent Change
Offices	1,897,000	1,878,000	1.0%
Online	166,000	184,000	-9.6%

Total U.S. Returns	2,063,000	2,062,000	0.1%
*Note: Previously reported online return counts for 2014 have been restated to reflect accepted e-files only. No changes were made to previously reported office return counts.

About Liberty Tax, Inc.
Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc., is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared nearly 20 million individual income tax returns in more than 4,300 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 35,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding future growth. These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things; uncertainties regarding the Company's ability to attract and retain clients; the effect of health care reform on tax preparation-related revenue; the impact of the launch of a new franchise brand; uncertainties regarding the Company’s ability to meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.